Exhibit 10.1

ENERGIZER HOLDINGS, INC.

EXECUTIVE OFFICER BONUS PLAN

SECTION 1

ESTABLISHMENT AND PURPOSE

1.1 Purpose. Energizer Holdings, Inc. hereby establishes the Energizer Holdings, Inc. Executive Officer Bonus Plan (the “Plan”). The Plan is intended to (i) motivate and reward a greater degree of excellence and teamwork among the senior officers of the Company by providing incentive compensation award opportunities; (ii) provide attractive and competitive total cash compensation opportunities for exceptional corporate, business unit and personal performance; (iii) reinforce the communication and achievement of the mission, objectives and goals of the Company; and (iv) enhance the Company’s ability to attract, retain and motivate the highest caliber senior officers. Awards under the Plan which are based upon attainment of Performance Goals, are intended to qualify as performance-based compensation under Section 162(m) of the Code.

1.2 Effective Date. The Plan shall become effective July 1, 2015 and shall continue in effect until terminated by the Board in accordance with Section 7.4. As long as the Plan remains in effect, performance criteria shall be submitted to shareholders as necessary to enable Awards under the Plan which are based upon attainment of Performance Goals to continue to qualify as performance-based compensation under Section 162(m) of the Code.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1 “Award” means any cash bonus granted under the terms of the Plan. An Award may be expressed as a percentage of an Executive Officer’s Base Salary or a specific dollar amount, as determined by the Committee for each Participant for any Plan Year, or for multiple Plan Years.

2.2 “Base Salary” means as to any Plan Year, 100% of the Participant’s annualized salary rate on the last day of the Plan Year. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.

2.3 “Board” means the Company’s Board of Directors.

2.4 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific Section of the Code shall include such Section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

2.5 “Committee” means the Nominating and Executive Compensation Committee of the Board, or any successor committee the Board may designate to administer the Plan. Each member of the Committee shall be (i) an “outside director” within the meaning of Section 162(m) of the Code, subject to any transitional rules applicable to the definition of outside director, and (ii) an “independent” director, as defined under the Company’s Corporate Governance Principles and the listing standards of the New York Stock Exchange.

2.6 “Company” means Energizer Holdings, Inc., a Missouri corporation.

2.7 “Determination Date” means as to any Plan Year, (a) the first day of the Plan Year, or (b) any date on or before the 90th day of the Plan Year.

2.8 “Executive Officer” means any individual with the title of Chief Executive Officer, Chief Financial Officer, or President of the Company, and any other individual designated as an Executive Officer of the Company by the Board.

2.9 “Maximum Award” means the maximum amount which may be paid to a Participant as a single Award, whether that Award represents performance for a single Plan Year or for multiple Plan Years. The size of the Maximum Award is ten million dollars ($10,000,000).

2.10 “Participant” means as to any Plan Year (or series of Plan Years), an Executive Officer who has been selected by the Committee for participation in the Plan for that Plan Year (or series of Plan Years).

2.11 “Performance Goals” means performance goals established by the Committee with respect to any Potential Award, which goals must be based upon one or more performance-based criteria approved by the shareholders of the Company in accordance with the requirements of Section 162(m) of the Code.

2.12 “Plan Year” for the initial period of July 1, 2015 through September 30, 2015, and each succeeding fiscal year of the Company beginning October 1 through September 30.

2.13 “Potential Award” means an Award which is potentially payable to a Participant, the terms of which are established by the Committee as of the Determination Date for a Plan Year. The terms of a Potential Award can relate to that Plan Year, or a series of Plan Years, and can be exclusively performance-based, with Performance Goals, or can involve a combination of performance-based criteria and individual performance assessments, as the Committee, in its sole discretion, may determine. The Committee shall have the power to impose any restrictions on Potential Awards subject to this Plan as it may deem necessary or appropriate to ensure that an Award under this Plan, to the extent applicable, satisfies all the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code, the regulations thereunder, and any successors thereto.

SECTION 3

SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1 Selection of Participants. On or prior to the Determination Date, the Committee, in its sole discretion, shall select the Executive Officers who shall be Participants for the Plan Year. In selecting Participants, the Committee shall choose officers who are likely to have a significant impact on the performance of the Company. Participation in the Plan is in the sole discretion of the Committee, and on a Plan Year by Plan Year basis. Accordingly, an Executive Officer who is a Participant for a given Plan Year in no way is guaranteed or assured of being selected for participation in any subsequent Plan Year or Years.

3.2 Determination of Performance Goals and Potential Awards. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish the terms of the Potential Award for each Participant for the Plan Year, or for multiple Plan Years, commencing on the first day of such Plan Year or multiple Plan Years, and any Performance Goals applicable to all, or a portion of, the Potential Award. To the extent that all, or a portion, of the Participant’s Potential Award is performance-based, such Potential Award shall be contingent upon the attainment of the Participant’s Performance Goals. The Committee may elect to establish alternative payment formulae for the Potential Awards based upon the attainment of alternative Performance Goals for the Plan Year (or Years), and may also elect to establish Potential Awards on a multiple year basis, contingent upon attainment of Performance Goals over multiple years. Each Participant’s Performance Goals and Potential Award shall be set forth in writing and presented to the Participant. The outcome of any Performance Goal must be substantially uncertain at the time it is established by the Committee.

3.3 Determination of Awards. After the end of each Plan Year, the Committee shall certify in writing the extent to which the Performance Goals applicable to each Participant for that Plan Year (or series of Plan Years ending with that Year) were achieved or exceeded. For this purpose, approved minutes of a meeting of the Committee shall be treated as written certification. The Committee shall also determine if the criteria for any non-performance-based Potential Awards have been attained. If applicable Performance Goals and other criteria were attained, the Committee shall determine Awards payable to each Participant in accordance with the terms of their Potential Awards. Notwithstanding any contrary provision of the Plan or the terms of the Potential Award, (a) the Committee, in its sole discretion, may eliminate or reduce the Award payable to any Participant below that which otherwise would be payable under the terms of the Potential Award, (b) if a Participant terminates employment with the Company prior to the end of a Plan Year (or series of Plan Years) for which a Potential Award has been established, the Committee may, in its sole discretion, grant an Award proportionately based on the date of termination, provided that applicable Performance Goals for that Plan Year (or Plan Years) are attained, and (c) the Committee may not adjust upwards the amount of an Award nor may it waive the attainment of Performance Goals for the applicable Plan Year or Plan Years.

SECTION 4

PAYMENT OF AWARDS

4.1 Right to Receive Payment. Each Award that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled. No Participant or other person shall have any rights with respect to the Plan, or to any Potential Award prior to the completion of the Plan Year (or series of Plan Years) with respect to such Award, and the Committee’s certification as to the attainment of any Performance Goals applicable thereto. Notwithstanding anything to the contrary set forth in the Plan, the Committee, in its sole discretion, may eliminate or reduce an Award payable to any Participant below that which otherwise would be payable under the terms of the Participant’s Potential Award.

4.2 Timing of Payment. Payment of each Award shall be made no sooner than the date the Committee certifies that applicable Performance Goals for a Plan Year (or Plan Years) have been attained and no later than two and one half months following the end of the last Plan Year (or series of Plan Years) to which the Award relates. Under no circumstances may payment of any Award, including the Awards described in Sections 3.3(b) and 6.2 of this Bonus Plan, be accelerated to an earlier date.

4.3 Form of Payment. Each Award shall be paid in cash (or its equivalent) in a single lump sum.

4.4 Deferral of Awards. The Committee may permit Participants the opportunity to elect to defer receipt of Awards under the terms of the Company’s Deferred Compensation Plan.

SECTION 5

ADMINISTRATION

5.1 Grant of Awards. The Committee shall determine (i) those Executive Officers eligible to be Participants, (ii) the amount, type (whether performance-based or non-performance-based) and terms of each Potential Award, and (iii) the amount of each Award, subject to the provisions of the Plan. Awards granted under the Plan shall be evidenced to the extent, and in the manner, if any, prescribed by the Committee from time to time in accordance with the terms of the Plan. In making any determinations under the Plan, including certifications as to attainment of Performance Goals, the Committee shall be entitled to rely on reports, opinions or statements of officers or employees of the Company, as well as those of counsel, public accountants and other professional or expert persons. All determinations, interpretations and other decisions under or with respect to the Plan or any Award by the Committee shall be final, conclusive and binding upon all parties, including without limitation, the Company, any Executive Officer, and any other person with rights to any Award under the Plan, and no member of the Committee shall be subject to individual liability with respect to the Plan or any Awards thereunder.

5.2 Committee Authority. The Committee shall have sole authority to administer the Plan and, in connection therewith, it shall have full power to (i) construe and interpret the Plan consistent with the qualification of Awards under the Plan as performance-based compensation under Section 162(m) of the Code, (ii) establish rules and regulations in connection with the administration of the Plan, and (iii) perform all other acts it believes reasonable and proper, including the power to delegate responsibility to others to assist it in administering the Plan.

SECTION 6

BENEFICIARY DESIGNATION; DEATH OF AWARDEE

6.1. Designation of Beneficiary. A Participant may file with the Committee a written designation of a beneficiary or beneficiaries (subject to such limitations as to the classes and number of beneficiaries and contingent beneficiaries as the Committee may from time to time prescribe) to receive, in the event of the death of the Participant, an Award. The Committee reserves the right to review and approve beneficiary designations. A Participant may from time to time revoke or change any such designation or beneficiary and any designation of beneficiary under the Plan shall be controlling over any other disposition, testamentary or otherwise. However, if the Committee shall be in doubt as to the right of any such beneficiary to receive any Award, the Committee may determine to recognize only a right to receipt by the legal representative of the Participant, in which case the Company, the Committee and the members thereof shall not be under any further liability to anyone.

6.2 Payment of Award. Upon the death of a Participant, any Award payable to that Participant shall be determined by the Committee in its sole discretion, in light of the attainment of applicable Performance Goals, and the Company shall make payment of such Award to the Participant’s designated beneficiary or personal representative or the person or persons entitled thereto by will or in accordance with the laws of descent and distribution.

SECTION 7

OTHER GOVERNING PROVISIONS

7.1 Transferability. Except as otherwise provided herein, no Award shall be transferable other than by beneficiary designation, will or the laws of descent and distribution, and any right with respect to an Award may be exercised during the lifetime of the Participant receiving such Award only by such Participant or by his/her guardian or legal representative.

7.2. Reservation of Rights of Company. Neither the establishment of the Plan or any Potential Award, nor the granting of an Award, shall confer upon any Executive Officer any right to continue in the employ of the Company or any Affiliate or interfere in any way with the right of the Company or any Affiliate to terminate such employment at any time. The Company expressly reserves the right, which may be exercised at any time during a Plan Year, to terminate any individual’s employment without cause and without regard to the effect such termination might have upon the Participant’s receipt of an Award under the Plan.

7.3 Withholding of Taxes. The Company shall deduct from any payment, or otherwise collect from the recipient, any taxes required to be withheld by federal, state or local governments in connection with any Award.

7.4 Amendment and Termination of Plan. The Board may amend or terminate the Plan at any time and for any reason; provided, however, that if and to the extent required to ensure the qualification under Section 162(m) of the Code, of Awards granted under the Plan, any such amendment shall be subject to shareholder approval.

7.5 Construction of Plan. The place of administration of the Plan shall be in the State of Missouri and the validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Missouri, without giving regard to the conflict of laws provisions thereof.

7.6 Unfunded Nature of Plan. The Plan shall be unfunded, and the Company shall not be required to segregate any assets which may at any time be awarded under the Plan. Any liability of the Company to any person with respect to any Award under the Plan shall be based solely upon any contractual obligations which may be created by the terms of the Plan or any agreement with respect to an Award entered into pursuant to the Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

7.7 Successors. All obligations of the Company under the Plan, with respect to any Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

7.8 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality of invalidity will not affect the remaining parts of the Plan and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.

7.9 Expenses of Plan. The expenses of administering the Plan will be borne by the Company.

Under the Executive Officer Bonus Plan, performance goals established by the Committee will be based upon one or more of the following Performance Criteria:

•	earnings per share, net earnings per share or growth in such measures;

•	revenue, net revenue, income, net income or growth in revenue or income (all either before or after taxes);

•	return measures (including, but not limited to, return on assets, capital, investment, equity, revenue or sales);

•	cash flow return on investments which equals net cash flows divided by owners’ equity;

•	controllable earnings (a division’s operating profit, excluding the amortization of goodwill and intangible assets, less a charge for the interest cost for the average working capital investment by the division);

•	operating earnings or net operating earnings;

•	costs or cost control;

•	share price (including, but not limited to, growth measures);

•	total shareholder return (stock price appreciation plus dividends);

•	economic value added;

•	EBITDA;

•	operating margin or growth in operating margin;

•	market share or growth in market share;

•	cash flow, cash flow from operations or growth in such measures;

•	sales revenue or volume or growth in such measures;

•	gross margin or growth in gross margin;

•	productivity;

•	brand contribution;

•	product quality;

•	corporate value measures;

•	goals related to acquisitions, divestitures or customer satisfaction;

•	diversity;

•	index comparisons;

•	debt-to-equity or debt-to-stockholders’ equity ratio;

•	working capital,

•	risk mitigation;

•	sustainability and environmental impact; or

•	employee retention.

Performance may be measured on an individual, corporate group, business unit, or consolidated basis and may be measured absolutely or relatively to the Company’s peers. In establishing the Performance Goals, the Committee may account for:

•	the effects of acquisitions; divestitures; extraordinary dividends; stock split-ups; stock dividends or distributions; recapitalizations; warrants or rights issuances or combinations; exchanges or reclassifications with respect to any outstanding class or series of the Company’s common stock;

•	a corporate transaction, such as any merger of the Company with another corporation; any consolidation of the Company and another corporation into another corporation; any separation of the Company or its business units (including a spin-off or other distribution of stock or property by the Company);

•	any reorganization of the Company (whether or not such reorganization comes within the definition of such term in Code Section 368); or any partial or complete liquidation by the Company; or sale of all or substantially all of the assets of the Company;

•	the impact of changes in tax rates or currency fluctuations; unusual or non-recurring accounting impacts or changes in accounting standards or treatment;

•	advertising or promotional spending or capital expenditures outside of annual business plans;

•	costs associated with events such as costs related to the spin-off of the household products business, plant closings, sales of facilities or operations; and business restructurings;

•	unusual or extraordinary non-cash items; and

•	the exclusion of adjustments to account for exclusion of non-consolidated subsidiaries.

The Performance Criteria may be applicable to the Company and/or any of its subsidiaries or individual business units and may differ from participant to participant.